UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):          May 13, 2016

BRIDGELINE DIGITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33567	52-2263942
(Commission File Number)	(IRS Employer Identification No.)

80 Blanchard Road, Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

(781) 376-5555

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre -commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre -commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2016, Bridgeline Digital, Inc. (the “Company”) appointed Mr. Robert Taglich to the Board of Directors, effective May 10, 2016, to fill a vacancy. Mr. Taglich has not been appointed to any committee of the Board of Directors.

Mr. Robert Taglich is the Co-Founder and Managing Director of Taglich Brothers, Inc. Prior to joining the Company’s Board of Directors, Mr. Taglich served as a consultant to the Company whereby his consulting services included assistance with strategic planning and other matters as requested by management or the Board of Directors of the Company. As compensation for his consultative services, Mr. Taglich was granted an option to purchase 15,000 shares of the Company’s Common Stock at a price of $1.21 per share.

Mr. Taglich is a shareholder of the Company and beneficially owns approximately 8% of Bridgeline stock.

In December 2015, the Company issued an interest bearing term note in a total principal amount of $250,000 to Mr. Robert Taglich with a maturity date of March 1, 2017. Interest under such note accrues at a rate of 9.5% per annum.

Also, in February 2016, the Company issued an interest bearing term note in a total principal amount of $200,000 to Mr. Robert Taglich with a maturity date of March 1, 2017. Interest under such term note accrues at a rate of 8% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridgeline Digital, Inc. (Registrant)

Date: May 13, 2016	By:	/s/ Michael D. Prinn
Michael D. Prinn
Executive Vice President and Chief Financial Officer